Exhibit 10.33

Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, Massachusetts 02140 617-621-8097 Fax: 617-252-0927

December 15, 2015

Mr. James E. Dentzer

Dear Jim:

This letter will confirm that your employment with Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”) is terminating effective as of the Separation Date (as set forth below). This letter sets forth the terms of the Separation Agreement (the “Agreement”) that the Company is offering to you with respect to your termination of employment.

1.	Separation. Your employment with the Company is being terminated at the close of business on Tuesday, December 15, 2015 (the “Separation Date”). Effective as of the Separation Date, you also will be removed from any and all officer, director, management, or other positions that you hold with the Company and any of its subsidiaries or affiliates (as applicable) as of the Separation Date. You agree that you have no present or future right to employment with the Company or any of the other Released Parties (defined below).

2.	Severance Pay. If you sign this Agreement, return it by the deadline specified below, and comply with its terms, and provided that you do not revoke this Agreement in accordance with Section 13 below, the Company will pay you, as severance pay:

(a) the equivalent of fifty-two (52) weeks of your current base salary, which equals the gross aggregate amount of $378,000, less all applicable tax withholdings and authorized deductions, and which will be paid in prorated installments over a twelve (12) month period in accordance with the Company’s normal payroll schedule, commencing on the first-regularly scheduled pay date following the sixtieth (60th) calendar date following the Separation Date (provided that you have signed and returned this Agreement and the revocation period set forth in Section 13 has passed without any revocation by you), with the first installment to include all amounts which would have been paid between the Separation Date and the date of such first installment; and

(b) a pro-rata portion of your 2015 annual bonus, based on your 2015 personal performance as determined by the Chief Executive Officer of the Company in his discretion and the corporate bonus funding level as determined by the Compensation Committee of the Board after the conclusion of the 2015 bonus year, with such pro-rata portion calculated by multiplying the amount of such bonus for the 2015 bonus year by a number: (x) the numerator of which is the number of days worked by you during the fiscal year prior to the Separation Date, and (y) the denominator of which is three hundred sixty five (365), with such payment to be made on the first-regularly scheduled pay date following the sixtieth (60th) calendar date following the Separation Date.

Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, Massachusetts 02140 617-621-8097 Fax: 617-252-0927

These amounts shall collectively be referred to herein as the “Severance Pay.” You agree that you would not otherwise be entitled to, or receive, the Severance Pay if you did not sign this Agreement.

3.	Accrued Wages. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date. On the first-regularly scheduled pay date following the Separation Date, the Company will pay you an additional amount equivalent to thirty (30) days of pay at your current base salary, subject to all applicable tax withholdings and authorized deductions. You are entitled to these payments regardless of whether or not you sign this Agreement.

4.	Health Insurance. If you sign this Agreement, return it by the deadline specified below, and comply with its terms, and provided that you do not revoke this Agreement in accordance with Section 13 below, and if you are eligible for and properly elect to receive continued coverage under the Company’s group health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or the appropriate state equivalent, the Company will pay the premiums for such group health insurance coverage for the shorter of (a) twelve (12) months or (b) until you become eligible for health benefits through another employer or otherwise. At that time, you will be eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication.

5.	Tax Matters. The Company will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

6.	Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to and will not receive any additional compensation, benefits or separation pay after the Separation Date. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, you will be treated as a terminated employee effective on the Separation Date. This includes but is not limited to the Company’s 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance. In accordance with the terms of the Dicerna Employee Stock Purchase Plan (“ESPP”), the Company will refund any contributions you made to the ESPP during the current purchase period in the first-regularly scheduled payroll following the Separation Date.

7.	Expense Reimbursement. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice and in accordance with its expense reimbursement policy, regardless of whether or not you sign this Agreement (provided that any reimbursements shall be paid no later than the last day of the calendar year following the year in which the expenses are incurred).

Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, Massachusetts 02140 617-621-8097 Fax: 617-252-0927

8.	Return of Company Property. By the Separation Date, you must return to the Company all Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) (collectively, “Company Property”). If you discover after the Separation Date that you have retained any Company Property, you agree, immediately upon discovery, to contact the Company and make arrangements for returning the Company Property. The Severance Pay and other consideration under this Agreement is contingent on you returning all Company Property to the Company.

9.	Post Employment Restrictions. You acknowledge and agree that you must comply with your continuing obligations under the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement (the “Confidentiality Agreement”), which you signed on November 24, 2013, and is incorporated into this Agreement by reference.

10.	Confidentiality. Except as otherwise provided by law or in Section 19 below, the existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement: (a) to your immediate family; and (b) to your attorney, accountant, auditor, tax preparer, and financial advisor. You agree not to disclose the terms of this Agreement to any current or former Company employee.

11.	Non-disparagement. Except as otherwise provided by law or in Section 19 below, you agree not to disparage the Company or its officers, directors, employees, agents, products, research, services or business practices in any manner likely to be harmful to them or their business, business reputation or personal reputation.

12.

Release of All Claims and Waiver. Except as otherwise set forth in this Agreement, in exchange for the payments and benefits hereunder, you (including your heirs, assigns, executors, administrators and anyone claiming for or on your behalf) hereby release, acquit and forever discharge the Company, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) claims and demands arising out of or in any way connected with your employment with the Company (including without limitation relating to that certain Employment Agreement between you and the Company, dated November 13, 2013 (the “Employment Agreement”)), or the termination of that employment; (b) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, equity interest, severance pay, or any other form of compensation;

Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, Massachusetts 02140 617-621-8097 Fax: 617-252-0927

(c) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c.149, § 105D; and/or any other applicable employment laws, regulations, or ordinances; (d) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing.

You further agree to waive and release, and agree not to accept, any monetary or other personal recovery from the Company or any of the Released Parties on account of or as a remedy for your actual or alleged injury or damages, as a result of or in connection with any claims released herein against the Company or any of the Released Parties in any forum, including federal, state or local court or in arbitration or any administrative proceeding with any federal, state or local administrative agency.

Notwithstanding the foregoing, excluded from this Agreement are any claims which by applicable law cannot be waived in a private agreement between an employer and employee.

13.	ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act, as amended (the “ADEA”). You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that:

(a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement;

(b) you have been advised hereby to consult with an attorney prior to executing this Agreement;

(c) you have up to 21 calendar days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do sign this Agreement before the end of such 21-day period, you acknowledge and agree that you will have done so voluntarily and with full knowledge that you are waiving your right to have 21 days to consider the Agreement);

(d) you have seven (7) calendar days following the execution of this Agreement by the parties to revoke the Agreement;

Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, Massachusetts 02140 617-621-8097 Fax: 617-252-0927

(e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) calendar day after this Agreement is executed by you; and

(f) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement or the validity of this waiver of your claims under the ADEA.

14.	No Pending or Future Actions or Claims. Except as otherwise provided by law or in Section 19 below: (a) you represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement; and (b) in the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

15.	Waiver. You acknowledge and agree that the waivers and releases in Sections 12, 13 and 14 of this Agreement include a release of all claims, whether known or unknown, suspected or unsuspected. In giving this release, you hereby expressly waive and relinquish all rights and benefits under any state, federal or local law that may restrict or prohibit a release of unknown or unsuspected claims, including but not limited to Section 1542 of the California Civil Code (which is set forth below) and any analogous law of any jurisdiction of similar effect:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

16.	Equity. You acknowledge and agree that (a) the Company previously granted you options to purchase up to 340,000 shares of the Company’s common stock (the “Options”) pursuant to the terms of Stock Option Agreements that you entered into with the Company (the “Option Agreements”) and the Company’s 2014 Performance Incentive Plan (the “2014 Plan”) and the 2010 Employee, Director and Consultant Equity Incentive Plan (the “2010 Plan”); (b) as of the Separation Date, you have vested in 147,421 shares of the Company common stock underlying the Options (the “Vested Option Shares”), which you may exercise in accordance with the terms of the Option Agreements and the 2014 Plan and the 2010 Plan; and (c) as of the Separation Date, the remaining 192,579 shares of the Company common stock underlying the Options are unvested (the “Unvested Option Shares”) and, in accordance with the terms of the Option Agreements, you will cease vesting in the Unvested Option Shares and they will be forfeited as of the Separation Date; and (d), except with respect to your right to exercise the Vested Option Shares as provided above, you do not have any right to acquire or receive, any equity, security or derivative security in the Company or any of its parent, subsidiary or affiliated entities.

Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, Massachusetts 02140 617-621-8097 Fax: 617-252-0927

17.	Acknowledgements and Representations. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the Family Medical Leave Act or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of: (a) the Severance Pay described above in Section 2 in accordance with the terms and conditions of this Agreement; (b) the continuation of health insurance premiums described above in Section 4 in accordance with the terms of this Agreement and (c) any vested right you may have under the terms of a written ERISA-qualified benefit plan.

18.	No Admission of Liability. You understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action shall be taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to you or to any third party.

19.	Limitations on Employee’s Promises. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits you from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or making other disclosures to a governmental or regulatory entity, in each case without having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law.

20.	Entire Agreement. This Agreement, along with the Confidentiality Agreement and Option Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company regarding your employment with the Company, the termination of your employment, and the other subject matters addressed herein between the parties. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and, except as otherwise expressly set forth in this Section 20, it supersedes any other such promises, warranties, representations, or prior negotiations and agreements (including without limitation the Employment Agreement, which hereby is terminated, null and void). This is a fully integrated agreement. This Agreement may not be modified or amended except in a writing signed by both you and the Chief Executive Officer of the Company, to the extent authorized by the Compensation Committee of the Board.

21.	Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. This Agreement may be assigned by the Company without restriction (including but not limited to, in connection with any merger, reorganization, sale of assets or securities of the Company or otherwise). Because this Agreement contains obligations that are personal to you, you shall not be entitled to assign this Agreement.

Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, Massachusetts 02140 617-621-8097 Fax: 617-252-0927

22.	Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.

23.	Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

24.	Governing Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Massachusetts.

25.	Section 409A. The payments pursuant to this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment under this Agreement shall be considered a separate payment.

Dicerna Pharmaceuticals, Inc. 87 Cambridgepark Drive Cambridge, Massachusetts 02140 617-621-8097 Fax: 617-252-0927

This Agreement must be signed, initialed on each page, and returned to the Company by you no sooner than the Separation Date but no later than January 5, 2016, and not revoked by you in accordance with the terms of the Agreement, in order to be valid.

I wish you good luck in your future endeavors.

Sincerely,

By:	/s/ Douglas M. Fambrough III

Douglas M. Fambrough III
Chief Executive Officer

Employee Acknowledgment and Agreement

My agreement with the terms of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice, that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signature:	/s/ James Dentzer

Print Name:	James Dentzer

Date:	December 29, 2015